Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Xstelos Holdings, Inc. on Amendment No. 2 to Form S-1 to be filed on or about April 3, 2012 of our report dated March 9, 2012, on our audits of the consolidated financial statements of Footstar Corporation and Subsidiaries (Predecessor Company) as of December 31, 2011 and January 1, 2011 and for each of the years in the two-year period ended December 31, 2011.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ Eisner Amper LLP
April 2, 2012
Edison, New Jersey